Exhibit 3.8

ACTUANT HOLDINGS, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) for Actuant Holdings, LLC, a Delaware limited liability company (the “Company”), is adopted as of the December 16, 2010 by Engineered Solutions, L.P. (the “Member”).

1. Formation. The Company was formed by filing a Certificate of Formation with the Office of the Secretary of State of the State of Delaware on December 16, 2010, as a limited liability company under the Delaware Limited Liability Company Act (the “Act”).

2. Name. The business of the Company shall be conducted under the name of Actuant Holdings, LLC or such other name as from time to time may be determined by the Member.

3. Principal Place of Business. The principal place of business of the Company shall be at such place or places as from time to time may be determined by the Member.

4. Purpose. The purpose of the Company shall be the transaction of any or all lawful business for which limited liability companies may be organized under the Act. The Company shall have all powers necessary or desirable to accomplish the aforesaid purposes.

5. Qualification and Registration. The Company and its Member shall, as soon as practicable, take all action necessary to qualify the Company to do business and to execute all certificates or other documents, and perform all filings and recordings, as are required by the laws of the State of Delaware and the other jurisdictions in which the Company does business.

6. Capital Contributions and Percentage Interests.

(a) Initial Contribution. The initial capital contribution of the Member shall be $1,000.

(b) Initial Percentage Interest. The initial percentage interest (“Percentage Interest”) of the Member shall 100%.

(c) Additional Capital Contributions. The Member shall not be obligated to make additional capital contributions to the Company beyond the contributions set forth in clause (a) of this Section 6. Any additional capital contributions shall be made by the Member solely in its discretion and in accordance with its Percentage Interest of such additional capital.

(d) Capital Account. The Company may maintain a capital account for the Member. The Member’s capital account shall consist of the Member’s initial capital contributions, increased by additional capital contributions and by the Member’s share of Company profits and decreased by distributions to the Member and by the Member’s share of Company losses. No advance of money to the Company by the Member shall be credited to the capital account of the Member.

(e) Contributions Not to be Returned at Any Specified Time. No time is agreed upon as to when the capital contribution of the Member is to be returned. Except as otherwise provided in this Agreement, the Member shall not have the right to demand the return of its capital contribution, nor shall the Member have the right to demand and receive property other than cash in return for its capital contribution.

(f) Restrictions Relating to Capital. The Member shall not (i) be entitled to receive interest on its capital contribution, or (ii) be liable to the Company to restore any deficit balance in its capital account (except as may be required by the Act).

7. Allocations and Distributions.

(a) Allocations. Except as otherwise required by applicable provisions of tax law, solely for federal income tax purposes and for purposes of certain state tax laws, the Company shall be disregarded as an entity separate from the Member. Each item of Company income, gain, loss, deduction, and credit shall be treated as if realized directly by, and shall be allocated 100% to, the Member.

(b) Distributions. Distributions of cash or other assets shall be made in the amounts and at the times determined by the Member. No distribution shall be made to the extent prohibited by the Act.

8. Accounting and Reports.

(a) Books of Account. The Company shall maintain or cause to be maintained at all times true and proper books, records, reports and accounts with accounting principles consistently applied, in which shall be entered fully and accurately all transactions of the Company, and the Member shall have access thereto at all reasonable times. The Company shall keep vouchers, statements, receipted bills and invoices and all other records in connection with the Company’s business.

(b) Accounting and Reports. The books of account shall be closed promptly after the end of each fiscal year. Promptly thereafter, the Company shall make such written reports to the Member as it determines, which may include a balance sheet of the Company as of the end of such year, a statement of income and expenses for such year, a statement of the Member’s capital account as of the end of such year, and such other statements with respect to the status of the Company and distribution of the profits and losses therefrom as are considered necessary by the Member to advise the Member properly about its investment in the Company for Federal and state income tax reporting purposes.

(c) Fiscal Year. The fiscal year of the Company shall end on the last day of August in each year.

(d) Banking. An account or accounts in the name of the Company shall be maintained in such bank or banks as the Member may from time to time select. All monies and funds of the Company, and all instruments for the payment of money to the Company, shall, when received, be deposited in said bank account or accounts, or prudently invested in marketable securities or other negotiable instruments. All checks, drafts and orders upon said account or accounts shall be signed in the Company name by such persons in such manner as the Member may from time to time determine.

9. Management and Duties.

(a) Responsibility of Member. The Member shall have full, exclusive and complete discretion in the management and control of the business and affairs of the Company for the purpose herein stated, and shall make all decisions affecting the Company’s business and affairs, except as otherwise expressly limited herein. The Member shall have full authority to bind the Company by execution of documents, instruments, agreements, contracts or otherwise to any obligation not inconsistent with the provisions of this Agreement.

(b) Expenditures by Company. The Company shall, upon the direction of the Member, pay compensation for accounting, administrative, legal, technical and management services rendered to the Company. The Member shall be entitled to reimbursement by the Company for any expenditures necessarily and reasonably incurred by it on behalf of the Company, which shall be made out of the funds of the Company.

(c) Advances and Loans by Member. A Member may lend money to and transact other business with the Company and such Member shall have the same rights and obligations with respect thereto as a person who is not a Member. The Member may engage in transactions competitive with the business of the Company. Loans by the Member to the Company, or guarantees by the Member of Company indebtedness shall not be considered capital contributions to the Company. Any such advance shall be treated as a debt owing from the Company, payable at such times and with such rate of interest as shall be agreed upon by the Company and the Member making such advance or loan. Undistributed earnings and profits of the Company shall not be considered an advance of money to the Company.

(d) Officers. The Member may from time to time elect officers of the Company, each of which shall have the authority and responsibility and serve for the term designated by the Member by resolution. None of the officers shall be deemed managers as that term is used in the Act, but each officer shall be deemed an agent of the Company.

(e) No Fiduciary Duties. Not by means of limitation of anything contained in this Agreement or the Act, the Member has no fiduciary duties to the Company whatever.

(f) Rights and Obligations of the Member. The Member shall not be personally liable for any of the debts of the Company or any of the losses thereof, whether arising in tort, contract, or otherwise, beyond the amounts contributed by it to the capital of the Company. The Member shall not be entitled to the return of its capital contribution except to the extent provided for in this Agreement.

10. Admission of New Members. New members may not be admitted to the Company without the prior written consent of and upon terms approved by the Member. Upon admission, new members shall sign an amended version of this Agreement approved by the Member and containing provisions appropriate for a Delaware limited liability company with more than one member.

11. Dissolution of the Company.

(a) Events Resulting in Dissolution. The Company shall be dissolved only upon the first to occur of the following:

(i) The written determination of the Member; or

(ii) The entry of a decree of judicial dissolution under the Act.

(b) Liquidation and Distribution of Liquidation Proceeds. In the event of the dissolution of the Company for any reason, the Member shall commence to wind up the affairs of the Company and to liquidate its assets. Any property distributed in kind in liquidation shall be valued and treated as though the property were sold and the cash proceeds were distributed. Upon liquidation, the assets of the Company shall be used and distributed in the following order: (a) to pay or provide for the payment of all debts and liabilities of the Company to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of liabilities of the Company other than liabilities for distributions to the Member; and (b) any remaining assets 100% to the Member.

(c) Termination. Upon the completion of liquidation of the Company and the distribution of all Company assets, the Company shall terminate.

12. Amendments to Agreement. This Agreement may be altered, amended or repealed by the Member at any time but only in writing.

13. Indemnification. The Company shall indemnify, defend and hold harmless any person who was or is a member, manager, employee, or agent of the Company, or who is or was serving at the request of the Company as a member, director, manager, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (an “Indemnitee”) from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ fees and litigation costs) sustained or incurred by each Indemnitee as a result of any act, decision or omission concerning the business or activities of, or that otherwise is related to, the Company, except that such Indemnitee shall be liable to the extent of any such loss, damage or claim incurred solely by reason of such person’s willful misfeasance or bad faith. The Company may purchase and maintain insurance for those persons as, and to the extent not prohibited by, the Act.

14. Miscellaneous.

(a) No Third Party Beneficiaries. The right or obligation of the Member to call for any capital contribution or to make a capital contribution or otherwise to do, perform, satisfy or discharge any liability or obligation of the Member hereunder, or to pursue any other right or remedy hereunder or at law or in equity, shall not confer any right or claim upon or otherwise inure to the benefit of any creditor or other third party having dealings with the Company; it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the Member and his successors, assigns, heirs and personal representatives except as may be otherwise agreed to by the Company in writing with the prior written approval of the Member.

(b) Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made, if mailed via first class United States mail or express delivery service, or if it is sent via facsimile or email.

(c) Company Property. All property, whether real, personal or mixed, tangible or intangible, and wherever located, contributed by the Member to the Company or acquired by the Company shall be the property of the Company. All files, documents, and records shall be the property of the Company and shall remain in the possession of the Company.

(d) Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the Member and its respective legal representatives, heirs, successors and assigns, except as expressly herein otherwise provided.

(e) Governing Law. This Agreement shall be governed, construed and enforced in conformity with the laws of the State of Delaware.

(f) Entire Agreement. This Agreement contains the entire understanding of the Member and supersedes any prior understandings and/or written or oral agreements respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, by the Member relating to the subject matter of this Agreement which are not fully expressed herein.

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IN WITNESS WHEREOF, the Member has adopted this Agreement as of the day and year first written above.

Engineered Solutions, L.P.

By:	Versa Technologies, Inc.
Its:	General Partner

By:	/s/ Terry Braatz
Name:	Terry Braatz
Its:	Vice President and Treasurer